EXHIBIT 12
                                   ----------


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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All dollar amounts are stated in millions.
Three months ended March 31                         2000          1999
----------------------------------------------------------------------
Net income                                        $230.5        $221.8
Income taxes                                       118.2         121.8
                                                  ------        ------
Income before income taxes                         348.7         343.6
                                                  ------        ------
Fixed charges:
  Interest expense <F1>                            602.1         509.0
  Interest portion of rentals <F2>                  10.8           8.9
                                                  ------        ------
Total fixed charges                                612.9         517.9
                                                  ------        ------
Total earnings as defined                         $961.6        $861.5
                                                  ======        ======
Ratio of earnings to fixed charges                  1.57          1.66
                                                  ======        ======

<F1> For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2> Represents one-third of rentals, which approximates the portion representing interest.